Exhibit 10.6

November 6, 2024

Stephen Bardin

[***]

VIA ELECTRONIC DELIVERY

Dear Stephen:

Position

CalciMedica, Inc. (the “Company”) is pleased to offer you employment with the Company on the terms described below. Your employment with the Company will commence on November 7, 2024 (the “Start Date”) and you will be formally appointed to the role of Chief Financial Officer effective one day following the filing with the Securities and Exchange Commission by the Company of its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024. You will report to Dr. Rachel Leheny, the Company’s Chief Executive Officer and will have such duties and responsibilities customarily associated with a principal financial and accounting officer and reasonably assigned to you by the Company from time to time.

Compensation and Benefits

Your annual base salary will be $380,000, less applicable withholdings, which will be paid in accordance with the Company’s normal payroll procedures. You will be eligible to earn an annual performance bonus for each fiscal year of the Company, less applicable withholdings (the “Annual Bonus”), based on achievement of individual and Company performance objectives to be established by the Company’s Board of Directors (the “Board”), subject to your continuous employment with the Company through the date any Annual Bonus is paid. At target levels of performance, your Annual Bonus would equal 40% of your base salary for the prior fiscal year. The actual amount of any Annual Bonus payment will depend on actual performance as determined by the Board in its sole and absolute discretion. The Annual Bonus will be pro-rated for any partial year of eligibility.

Bonuses are not earned until paid, and you must be continuously employed through the date of payment to be eligible to earn the bonus. All bonuses, less applicable withholdings, will be paid as soon as practicable after the Company determines that any such bonus should be paid which is expected before March 15 following the calendar year in which such bonus is earned. The specific terms and conditions of the foregoing bonus program, including establishment of target performance objectives, are subject to determination by the Board in its discretion.

CalciMedica, Inc., 505 Coast Blvd. South, Suite 307, La Jolla, CA 92037

Tel: (858) 952-5500 I www.calcimedica.com

You will also be entitled to a sign-on bonus of $20,000, less applicable withholdings, earned on commencement of employment and payable by January 15, 2025.

During your employment, you will be eligible to participate in the benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. Currently, exempt employees do not accrue vacation and are not subject to any limits in how much vacation they take per year. Supervisors will approve paid vacation requests based on the employee’s progress on work goals or milestones, status of projects, fairness to the working team, and productivity and efficiency of the employee. An employee’s ability to take vacation is not a form of additional wages for services performed, but rather evidences the Company’s commitment to provide exempt employees with a flexible work schedule. Since vacation is not allotted or accrued, there is no “unused” vacation time to be carried over from one year to the next nor paid out upon termination. A full description of current benefits is available for your review. The Company may change compensation and benefits from time to time in its discretion.

In the event your employment is terminated without Cause or for Good Reason (each as defined in Appendix A) and subject to your execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (a “Release”), you shall be entitled to receive the following:

(a)
payments aggregating to nine months of your base salary for the year in which the termination occurs, which shall be paid ratably in accordance with the Company’s customary payroll procedures over nine months following the execution of a Release;

(b)
a payment equal to the Annual Bonus earned for the year preceding the year in which termination occurs, if not yet paid, payable within sixty (60) days following the date of termination;

(c)
If you timely and properly elect health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse you for the monthly COBRA premium paid by you for you and your dependents. Such reimbursement shall be paid to you in accordance with the Company’s customary reimbursement procedures following the date that you timely remit the premium payment. You shall be eligible to receive such reimbursement until the earliest of: (i) the nine-month anniversary of your termination; (ii) the date you are no longer eligible to receive COBRA continuation coverage; and (iii) the date on which you become eligible to receive substantially similar coverage from another employer or other source. You will thereafter be responsible for the payment of COBRA premiums (including, without limitation, all administrative expenses) for the remaining COBRA period.

CalciMedica, Inc., 505 Coast Blvd. South, Suite 307, La Jolla, CA 92037

Tel: (858) 952-5500 I www.calcimedica.com

(d)
the time period that you may have to exercise any vested stock options shall be extended for a period equal to the shorter of (x) 12 months from the date of termination or (y) the remaining term of the applicable stock option.

You may not cumulate any severance benefit under this Agreement with any other severance benefits made available by the Company pursuant to any written agreement, plan or policy.

Equity

Subject to Board approval, the Company will grant you within two weeks of your Start Date:

(1)
an option to purchase 100,000 shares of the Company’s Common Stock pursuant to the Company’s 2023 Equity Incentive Plan (the “Plan”), at an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant (the “Option”). The Option will be subject to the following vesting schedule: twenty-five percent (25%) of the shares subject to the Option shall vest on the one-year anniversary of October 1, 2024 (the “Vesting Commencement Date”) and 1/48th of the shares subject to the Option shall vest each month thereafter on the same day of the month as the Vesting Commencement Date, subject to your continuing to provide services to the Company through each such date. Notwithstanding anything herein to the contrary, the Options will be governed by the terms and conditions of the Plan and the applicable grant agreement thereunder.

(2) An award of restricted stock units (“RSUs”) pursuant to the Plan covering 40,000 shares of the Company’s common stock. The RSUs will be subject to the following vesting schedule: twenty-five percent (25%) of the RSUs shall vest on the one-year anniversary of the Vesting Commencement Date and 1/16th of the RSUs shall vest each three months thereafter on the same day of the month as the Vesting Commencement Date, subject to your continuing to provide services to the Company through each such date. Notwithstanding anything herein to the contrary, the RSUs will be governed by the terms and conditions of the Plan and the applicable grant agreement thereunder.

Confidential Information and Company Policies

As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment,

CalciMedica, Inc., 505 Coast Blvd. South, Suite 307, La Jolla, CA 92037

Tel: (858) 952-5500 I www.calcimedica.com

occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company, you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and policies.

Your employment is expressly conditioned upon receipt of a satisfactory background check that does not reveal any incidences or matters that would impair or affect your ability to perform the duties of a chief financial officer or principal financial or accounting officer. If the Company terminates your employment as a result of unsatisfactory background check you will not be entitled to receive the severance and benefits payments described above for a termination without Cause or for Good Reason.

At-Will Employment and Exempt Status

Your employment with the Company will be “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

As a full-time exempt salaried employee, you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be eligible for overtime compensation.

Conditions, Dispute Resolution, and Complete Agreement

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, and in exchange for the mutual promises contained in this offer letter, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this letter agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16 (“FAA”), to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web addresses: (i)

CalciMedica, Inc., 505 Coast Blvd. South, Suite 307, La Jolla, CA 92037

Tel: (858) 952-5500 I www.calcimedica.com

https://www.jamsadr.com/rules-employment-arbitration/ and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, sexual assault disputes and sexual harassment disputes as defined in the FAA including, without limitation, discrimination, retaliation, or harassment claims, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented, at your own expense, by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees, or such fees shall be paid in such other manner to the extent required by, and in accordance with, applicable law to effectuate your and the Company’s agreement to arbitrate. Each party is responsible for its own attorneys’ fees, except as expressly set forth in your Employee Confidential Information and Inventions Assignment Agreement. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

CalciMedica, Inc., 505 Coast Blvd. South, Suite 307, La Jolla, CA 92037

Tel: (858) 952-5500 I www.calcimedica.com

This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. You acknowledge and agree that you are not relying on any representations other than the terms set forth in this letter. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

* * *

This offer of employment will terminate if it is not accepted, signed and returned by November 6, 2024.

Best personal regards,

CalciMedica, Inc.

/s/ Rachel Leheny

Rachel Leheny

Chief Executive Officer

ACCEPTED AND AGREED TO this

6th day of November, 2024

/s/ Stephen Bardin

Stephen Bardin

Enclosure: Duplicate Original Offer Letter

Employee Confidential Information and Inventions Assignment Agreement

CalciMedica, Inc., 505 Coast Blvd. South, Suite 307, La Jolla, CA 92037

Tel: (858) 952-5500 I www.calcimedica.com

APPENDIX A

(a) “Cause” shall mean (i) your willful and material failure to perform your material duties and obligations (other than any such failure resulting from incapacity due to physical or mental illness), and, if the failure is one that can be corrected, you have been given notice specifying the failure and the actions reasonably required to correct the failure and ten (10) business days to correct it; (ii) your willful failure to comply with one or more valid and legal directives of the Board, which failure is not corrected within ten (10) business days after the Company has given you written notice specifying the failure in reasonable detail, and you have had an opportunity to address the Company with counsel present; (iii) any act of personal dishonesty, fraud, embezzlement, or misrepresentation, committed by you which is injurious to the Company; (iv) your conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (v) your material violation of a material written policy of the Company or the rules of any governmental or regulatory body applicable to the Company and, if the breach is one that can be corrected, you have been given notice specifying the breach and ten (10) business days to correct it; or (vi) your material breach of any material obligation under this offer letter or any other written agreement between you and the Company, and, if the breach is one that can be corrected, you have been given notice specifying the breach and the actions reasonably required to correct the breach and ten (10) business days to correct it. For purposes of this provision, no act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

(b) “Good Reason” shall mean the occurrence of any of the following, in each case during your employment without your written consent: (i) a material reduction in your base salary or . benefits (unless pursuant to a salary or employee benefit reduction program applicable generally to the Company’s executives); (ii) a relocation of your principal place of employment (at the request of the Company) by more than thirty (30) miles from your then-current principal place of employment immediately prior to such relocation; (iii) any material breach by the Company of any material provision of this offer letter or any material provision of any other agreement between you and the Company; (iv) prior to a Change in Control (as defined in the Plan), a material, adverse change in your position, authority, duties, responsibilities, or reporting structure (other than temporarily while you are physically or mentally incapacitated or as required by applicable law); or (v) following a Change in Control (as defined in the Plan), a material, adverse change in your duties or responsibilities, provided that changes solely resulting in your position, authority or reporting structure after a Change in Control (as defined in the Plan) being in a division or line of business of an acquiror that succeeds to the Company’s

CalciMedica, Inc., 505 Coast Blvd. South, Suite 307, La Jolla, CA 92037

Tel: (858) 952-5500 I www.calcimedica.com

business will not by itself give rise to Good Reason. You cannot terminate your employment for Good Reason unless you have provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances (the “Cure Period”). If you do not terminate employment for Good Reason within thirty (30) days after the end of the Cure Period, then you will be deemed to have waived your right to terminate for Good Reason with respect to such grounds. If the Company cures the Good Reason condition during the Cure Period, Good Reason is deemed not to have occurred.

CalciMedica, Inc., 505 Coast Blvd. South, Suite 307, La Jolla, CA 92037

Tel: (858) 952-5500 I www.calcimedica.com